Exhibit 15.4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of 51Talk Online Education Group on Form S-8 (No. 333-274238), Form S-8 (No. 333-213457) and Form S-8 (No. 333-229055) of our report dated April 29, 2024 with respect to our audits of the consolidated financial statements of 51Talk Online Education Group as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which appears in this Annual Report on Form 20-F of 51Talk Online Education Group for the year ended December 31, 2023.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

April 29, 2024